Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-3ASR (No. 333-229819) and Form S-8 (No. 333-222637)) of Americold Realty Trust of our report dated July 16, 2019 related to our audit of the non-issuer entity Zero Mountain, Inc. (the “Company”) as of and for the fiscal years ended June 30, 2018 and 2017 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to the acquisition of the Company) included in this Current Report on Form 8-K Amendment No. 1.

/s/ Landmark PLC
Fort Smith, Arkansas
July 16, 2019